                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                             LATTICE SEMICONDUCTOR CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
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     (4) Date Filed:
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
                                     [LOGO]

                       LATTICE SEMICONDUCTOR CORPORATION
                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                 AUGUST 9, 1999

                            ------------------------

TO THE STOCKHOLDERS:

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lattice Semiconductor Corporation (the "Company") will be held at the Embassy Suites Hotel, 9000 SW Washington Square Road, Tigard, Oregon 97223, on Monday, August 9, 1999, at 1:00 p.m., Pacific Time, for the following purposes:

    1. To elect two Class I directors to serve a term of three years or until their successors are elected;

    2. To ratify the appointment of PricewaterhouseCoopers LLP as independent accountants of the Company for the fiscal year ending April 1, 2000; and

    3. To transact such other business as may properly come before the meeting or any adjournment of the meeting.

    The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

    Only stockholders of record at the close of business on June 17, 1999 are entitled to notice of and to vote at the meeting. The meeting is subject to adjournment from time to time as the stockholders present in person or by proxy may determine.

    All stockholders are invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, TO ASSURE YOUR REPRESENTATION AT THE MEETING, PLEASE PROMPTLY SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED RETURN ENVELOPE. Any stockholder of record attending the meeting may vote in person even if he or she has returned a proxy.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen A. Skaggs
                                          SECRETARY

Hillsboro, Oregon
July 12, 1999

                                     [LOGO]

                       LATTICE SEMICONDUCTOR CORPORATION
                              5555 NE MOORE COURT
                          HILLSBORO, OREGON 97124-6421

                            ------------------------

               PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    A proxy in the accompanying form is solicited by the Board of Directors of Lattice Semiconductor Corporation (the "Company") for use at the 1999 Annual Meeting of Stockholders (the "Annual Meeting") to be held at the Embassy Suites Hotel, 9000 SW Washington Square Road, Tigard, Oregon 97223, on Monday, August 9, 1999 at 1:00 p.m., Pacific Time, or at any adjournment thereof. The proxy is solicited for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The mailing address of the Company's principal executive office is 5555 NE Moore Court, Hillsboro, Oregon 97124-6421, and the telephone number at that address is (503) 268-8000.

    These proxy solicitation materials were mailed on or about July 12, 1999, together with the Company's 1999 Annual Report to Stockholders, to all stockholders entitled to vote at the meeting.

    The power of the proxy holders will be suspended if the stockholder of record executing the proxy is present at the meeting and elects to vote in person. Any proxy may be revoked prior to its exercise upon written notice to the Secretary of the Company or upon delivery to the Secretary of the Company of a duly executed proxy bearing a later date. The shares represented by each valid, unrevoked proxy will be voted in accordance with the instructions specified in the proxy, if given. If a signed proxy is returned without instructions, it will be voted for the nominees for director, for the approval of the proposals presented, and in accordance with the recommendations of the Board of Directors on any other business which may properly come before the meeting or matters incident to the conduct of the meeting.

    The Company's outstanding voting securities at the close of business on June 17, 1999 consisted of 23,711,652 shares of Common Stock, $.01 par value per share (the "Common Stock"), each of which is entitled to one vote on all matters to be presented at the meeting. Only stockholders of record at the close of business on June 17, 1999 (the "Record Date") are entitled to notice of and to vote at the meeting or any adjournment thereof. The Common Stock does not have cumulative voting rights.

    The required quorum for the transaction of business at the Annual Meeting is a majority of shares of Common Stock outstanding on the Record Date. Shares that are voted "FOR", "AGAINST", "ABSTAIN" or "WITHHELD" from a matter are treated as being present at the meeting for purposes of establishing a quorum and are also treated as votes eligible to be cast by the Common Stock present in person or represented by proxy at the Annual Meeting and "entitled to vote on the subject matter" (the "Votes Cast") with respect to such matter.

    Abstentions and votes "withheld" will be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of Votes Cast with respect to a particular matter. Broker non-votes with respect to proposals set forth in this Proxy Statement will be counted only for purposes of determining the presence or absence of a quorum and will not be considered "Votes Cast", and will not affect the determination as to whether the requisite majority of Votes Cast has been obtained with respect to a particular matter.

                       PROPOSAL 1: ELECTION OF DIRECTORS

DIRECTORS

    Pursuant to the Company's Certificate of Incorporation as amended and restated (the "Certificate"), the Board of Directors is divided into three classes. The directors are elected to serve staggered three-year terms, such that the term of one class of directors expires each year. Each class consists of two directors. Two Class I directors are to be elected at the Annual Meeting for a three-year term ending in 2002. The proxy holders intend to vote the proxies received by them for Mr. Merlo and Mr. Sonsini, who have been nominated to the Board of Directors. If the nominees for director become unavailable for election for any reason, pursuant to the proxy the proxy holders will have discretionary authority to vote for suitable substitutes. The Company is not aware of any reason that Mr. Merlo or Mr. Sonsini will be unable or will decline to serve as a director. The terms of office of the persons elected as director will continue until their terms expire in 2002 or until successors have been elected and qualified.

    The following table briefly describes the Company's nominees for director and the directors whose terms will continue. Except as otherwise noted, each has held his principal occupation for at least five years. There are no family relationships among any directors or officers of the Company.

                                                                                    DIRECTOR        TERM
NOMINEES                 AGE      PRINCIPAL OCCUPATION AND OTHER DIRECTORSHIPS        SINCE        EXPIRES       CLASS
---------------------  ------- --------------------------------------------------  -----------   -----------   ---------
Harry A. Merlo             74  President of Merlo Corporation, a holding company        1983          1999            I
                                 (since July 1995); President and Chairman of the
                                 Board of Louisiana-Pacific Corporation, a
                                 building materials company (until June 1995).

Larry W. Sonsini           58  Chairman of the Executive Committee of Wilson            1991          1999            I
                                 Sonsini Goodrich & Rosati, Professional
                                 Corporation; Director of Novell, Inc. and Pixar.

DIRECTORS WHOSE TERMS CONTINUE
Daniel S. Hauer            62  Consultant to Epson Electronics America (which           1987          2000           II
                                 merged with S-MOS Systems), a supplier of CMOS
                                 integrated circuits and silicon wafers (since
                                 November 1998): Chairman of the Board of S-MOS
                                 Systems (until November 1998), President and
                                 Chief Executive Officer of S-MOS Systems, Inc.
                                 (until October 1994).

Douglas C. Strain          79  Vice Chairman and Founder of Electro Scientific          1986          2000           II
                                 Industries, Inc., a manufacturer of industrial
                                 lasers and electro-optical equipment.

Mark O. Hatfield           76  Former United States Senator from Oregon (until          1997          2001          III
                                 January 1997).

Cyrus Y. Tsui              53  Chairman, President and Chief Executive Officer of       1988          2001          III
                                 the Company.

REQUIRED VOTE

    The two nominees receiving the highest number of affirmative votes of the Votes Cast at the Annual Meeting on this matter shall be elected as the Class I directors. See "Information Concerning Solicitation and Voting - General".

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" HARRY A. MERLO AND LARRY W. SONSINI AS THE CLASS I DIRECTORS OF THE COMPANY.

BOARD MEETINGS AND COMMITTEES

    In fiscal 1999, the Company's Board of Directors held four regularly scheduled meetings and one special meeting. No member of the Board of Directors attended fewer than 75% of the total number of board and committee meetings of the Board of Directors held during fiscal 1999.

    The Board of Directors currently has three standing committees: the Compensation Committee, the Audit Committee and the Nominating Committee. The Compensation Committee makes recommendations to the Board of Directors concerning the salaries and other compensation paid to the executive officers, the granting of employee stock options and other compensation-related issues. During fiscal 1999, the Compensation Committee was composed of Mr. Strain and Mr. Merlo and met once.

    The Audit Committee recommends engagement of the Company's independent accountants and is primarily responsible for reviewing and approving the scope of the audit and other services performed by the Company's independent accountants and for reviewing and evaluating the Company's accounting principles and its systems of internal accounting controls. The Audit Committee meets with management and the Company's independent accountants, who have access to the Audit Committee with and without the presence of management representatives. During fiscal 1999, the Audit Committee was composed of Mr. Merlo and Mr. Hauer and met twice.

    A Nominating Committee comprising Mr. Sonsini and Mr. Tsui exists to identify persons for future nomination for election to the Board of Directors. The Nominating Committee held no meetings in fiscal 1999. Stockholders who wish to submit names to the Nominating Committee for consideration should do so in writing addressed to the Nominating Committee, c/o Corporate Secretary, Lattice Semiconductor Corporation, 5555 NE Moore Court, Hillsboro, Oregon 97124-6421.

DIRECTORS' COMPENSATION

    Directors who are employees of the Company (currently only Mr. Tsui) receive no additional or special remuneration for serving as directors. Each non-employee director receives an annual retainer of $12,000 plus $1,500 for each board meeting attended and $750 for each committee meeting attended.

    Non-employee directors also receive options to purchase shares of the Company's Common Stock. These options are issued from the stockholder-approved 1993 Outside Directors Stock Option Plan (the "1993 Directors Plan") which provides for automatic grants of stock options to non-employee directors. Under this plan, each outside director received a grant of 18,000 shares in August 1997. A new director receives a grant for 18,000 shares on the date he is appointed by the Board of Directors. In addition, each outside director will receive a grant of 18,000 shares on the date any previously granted option becomes fully vested. These shares generally vest quarterly over a four-year period and expire five years from the grant date.

TRANSACTIONS WITH MANAGEMENT

    Mr. Hauer, a director of the Company, is a business consultant to Epson Electronics America, Inc. ("EEA"). The Company has a manufacturing agreement with EEA for the production and delivery of silicon wafers. In July 1994, the Company signed an agreement with Seiko Epson Corporation ("Seiko Epson") and its affiliated U.S. distributor Epson Electronics America (EEA), under which it advanced $44 million to be used to finance additional sub-micron wafer manufacturing capacity and technological development. The advance was completely repaid in the form of semiconductor wafers over a multi-year period ending in fiscal 1998. In March 1997, the Company entered into a second advance payment production agreement with Seiko Epson and EEA under which it agreed to advance approximately $86 million to Seiko Epson to finance construction of a wafer manufacturing facility. The advance is to be repaid with semiconductor wafers over a multi-year period. $51.3 million in payments have been made to Seiko Epson on this agreement through fiscal 1999. Total payments of approximately $86 million (with an option for an additional $60 million) may be made by the end of fiscal 2000, depending upon completion of specific milestones. No wafers have yet been delivered to the Company in connection with this advance payment agreement. In fiscal 1999, cash wafer purchases by the Company from S-MOS totaled approximately $20.8 million.

    Mr. Sonsini, a director of the Company, is Chairman of the Executive Committee of Wilson Sonsini Goodrich & Rosati, Professional Corporation, a law firm based in Palo Alto, California. This firm serves as the Company's primary outside legal counsel.

EMPLOYMENT AGREEMENTS

    In September 1988, the Company entered into an employment letter with Mr. Tsui pursuant to which Mr. Tsui serves as President and Chief Executive Officer of the Company. In addition to providing for an annual base salary and bonus arrangements, the letter provides that in the event of a change in control of the Company as described in the letter, then any unvested options to purchase common stock of the Company held by Mr. Tsui shall become fully vested. Additionally, in the event Mr. Tsui is involuntarily terminated other than for cause, the Company will continue to pay his salary for up to six months, or until Mr. Tsui begins employment elsewhere, whichever occurs sooner, and options vesting during that period are exercisable.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The members of the Compensation Committee during fiscal 1999 were Mr. Strain and Mr. Merlo. Neither Mr. Strain nor Mr. Merlo was or is an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee, comprised of non-employee Directors, sets, reviews and administers the executive compensation program of the Company. The role of the Compensation Committee is to establish and approve salaries and other compensation paid to the executive officers of the Company and to administer the Company's stock option plan, in which capacity the Compensation Committee reviews and approves stock option grants to all employees.

    COMPENSATION PHILOSOPHY. Lattice's compensation philosophy is that cash compensation should be directly linked to the short-term performance of the Company and that longer-term incentives, such as stock options, should be aligned with the objective of enhancing stockholder value over the long term. The use of stock options clearly links the interests of the officers and employees of the Company to the interests of the stockholders. In addition, the Compensation Committee believes that total compensation packages must be competitive with other companies in the industry to ensure that the Company can continue to attract, retain and motivate key employees who are critical to the long-term success of the Company.

    COMPONENTS OF EXECUTIVE COMPENSATION. The principal components of executive compensation are base salary, bonuses paid under the Executive Incentive Plan and stock options.

    Base salary is set based on competitive factors and the historic salary structure for various levels of responsibility within the Company. The Compensation Committee periodically conducts surveys of companies in the industry in order to determine whether the Company's executive base salaries are in a competitive range. Generally, salaries are set at the middle to high end of the range. In addition, the Company relies on variable compensation in order to emphasize the importance of performance. As a result, in the fiscal year ended April 3, 1999, a profitable year for the Company, the salaries of the named executive officers (as subsequently defined) comprised 34% to 50% of their total cash compensation.

    The Executive Incentive Plan ("EIP") is a bonus plan linked directly to the profitability of the Company. This plan in particular emphasizes the Compensation Committee's belief that, when the Company is successful, the executives should be highly compensated, but that, conversely, if the Company is not successful and is not profitable, no bonuses should be paid absent extraordinary circumstances. The total bonus pool available under the EIP is based directly on the operating profit of the Company. With respect to the Chief Executive Officer, an individual bonus is determined by formula based on the total bonus pool and his base salary. The bonus derived from such formula is paid to the Chief Executive Officer in a combination of Company stock and cash, pursuant to the 1996 Stock Incentive Plan. With respect to other executives, individual cash bonuses are determined by formula based on the total bonus pool, the executive's base salary and his or her individual performance relative to key objectives as determined by the Chief Executive Officer.

    The 1996 Stock Incentive Plan was approved by the stockholders at the 1996 Annual Meeting. This Plan allows the Company to grant certain stock-related benefits and to utilize additional tax deductions which may be available under
Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) limits to $1 million the deductibility of annual compensation paid by a public corporation to the chief executive officer and the next four most highly compensated executive officers unless such compensation is performance-based within the meaning of
Section 162(m) and the regulations thereunder.

    The principal equity component of executive compensation is the stock option program. Stock options are generally granted when an executive joins the Company and on an annual basis thereafter under a replenishment program. Stock options are also occasionally granted for promotions or other special achievements. Initial stock option grants vest over a period of four years. The purpose of the annual replenishment program is to ensure that an executive always has options that vest in increments over the subsequent four-year period. Stock options provide a means of retention and motivation for senior level executives of the Company and also align the executive's interests with long-term stock price appreciation. In addition, executives are eligible to participate in a payroll deduction employee stock purchase plan pursuant to which Company stock may be purchased at 85% of the fair market value at the beginning or end of each offering period, whichever is less (up to a maximum of $25,000 worth of stock per calendar year or 10% of salary, whichever is less).

    Executives also participate in the Company's Profit Sharing Plan under which a specified percentage of operating profit is set aside and distributed among all domestic employees based on Company tenure. Other elements of executive compensation include the ability to participate in a Company-wide life insurance program, supplemental life insurance, long-term disability insurance, Company-wide medical benefits and the ability to defer compensation pursuant to both a Company-wide 401(k) plan and a supplemental deferred compensation plan. Discretionary Company contributions to the Company-wide 401(k) plan of up to 5% of eligible base pay were made in fiscal 1999.

                                          Compensation Committee of the
                                          Board of Directors

                                          Douglas C. Strain, Chairman
                                          Harry A. Merlo

                             EXECUTIVE COMPENSATION

SUMMARY OF COMPENSATION

    The following table provides certain summary information concerning compensation paid to or accrued for the Company's Chief Executive Officer and each of the four other most highly compensated executive officers of the Company (hereafter referred to as the "named executive officers") for the fiscal years ended April 3, 1999, March 28, 1998, and March 29, 1997:

                           SUMMARY COMPENSATION TABLE

                                                                                                          LONG-TERM
                                                                                                        COMPENSATION
                                                                      ANNUAL COMPENSATION               -------------
                                                           ------------------------------------------   STOCK OPTION
                                                FISCAL                                 OTHER ANNUAL        GRANTS        ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR      SALARY(1)     BONUS(2)     COMPENSATION(3)   (# OF SHARES)      COMP.
---------------------------------------------  ---------   ---------   ------------   ---------------   -------------   -----------
Tsui, Cyrus Y.                                   1999      $560,100    $  1,071,623(4)     $ 3,779         262,500(5)    $49,098(6)
  President & CEO                                1998       509,172       1,531,705(4)       6,365         131,250        38,651(7)
                                                 1997       462,876       1,266,199(4)       4,403         131,250        34,834(8)

Laub, Steven A.                                  1999      $243,300    $    358,000       $ 3,779           90,000(5)    $16,855(6)
  Senior V.P. & COO                              1998       222,779         516,000         6,365           45,000        14,941(7)
                                                 1997       207,730         435,000         4,403           80,000        14,684(8)

Skaggs, Stephen A.                               1999      $200,000    $    268,000       $ 3,779           70,000(5)    $13,583(6)
  Senior V.P. & CFO                              1998       177,231         373,000         6,365           35,000        13,543(7)
                                                 1997       162,304         295,000         4,403           60,000         6,300(8)

Donovan, Stephen M.                              1999      $180,000    $    208,000       $ 3,779           70,000(5)    $ 4,983(6)
  Corporate V.P. - Sales                         1998(9)         --              --            --               --            --
                                                 1997(9)         --              --            --               --            --

Yu, Kenneth K.                                   1999      $182,700    $    180,000       $     0           40,000(5)    $ 7,345(6)
  V.P. & Managing Director, Lattice Asia         1998       172,401         293,000         3,277           20,000         7,422(7)
                                                 1997       166,399         262,000         4,403           15,000         3,624(8)

------------------------------
(1) Salary includes amounts deferred pursuant to the Company's 401(k) savings plan.
(2) Bonuses for each year include amounts earned for such year, even if paid in the subsequent year, and exclude bonuses paid during such year that were earned for a prior year.
(3) Represents participation in the Company's profit sharing plan.
(4) Bonus was paid in Company stock and cash, pursuant to the 1996 Stock Incentive Plan and based on attainment of performance goals established by the Board. For fiscal 1999, Mr. Tsui received $267,940 in cash, and shares as follows: 7,805 shares worth $245,858 for the quarter ended June 27, 1998, 7,387 shares worth $247,926 for the quarter ended September 26, 1998, and 7,080 shares worth $298,245 for the quarter ended April 3, 1999. For fiscal 1998, Mr. Tsui received $466,346 in cash, and shares as follows: 3,068 shares worth $197,886 for the quarter ended September 27, 1997, 2,731 shares worth $141,671 for the quarter ended December 27, 1997, and 2,987 shares worth $143,003 for the quarter ended March 28, 1998. For fiscal 1997, Mr. Tsui received 5,842 shares worth $140,938 for the quarter ended June 26, 1996, 4,716 shares worth $139,712 for the quarter ended September 28, 1996, 3,346 shares worth $150,988 for the quarter ended December 28, 1996, and 3,908 shares worth $175,860 for the quarter ended March 29, 1997. The remainder of the bonus in each year was paid in cash to provide reimbursement for taxes.
(5) Includes options granted in fiscal 1999 replacing cancelled grants previously issued in fiscal 1998 and earlier in fiscal 1999. These replacement grants were made on November 10, 1998, and were priced at $31.00, the fair market value on that day. The new grants vest in increments of 6.25% each quarter beginning on February 10, 1999, until they are fully vested on November 10, 2002, and expire on November 10, 2008. The replacement option grants are for 131,250 shares for Mr. Tsui, 45,000 shares for Mr. Laub, 35,000 shares for Mr. Skaggs, 60,000 shares for Mr. Donovan, and 20,000 shares for Mr. Yu.
(6) Includes payments made by the Company during fiscal 1999 for life and disability insurance in the amounts of $31,598 for Mr. Tsui, $6,643 for Mr. Laub, $4,031 for Mr. Skaggs, $4,637 for Mr. Donovan, and $7,345 for Mr. Yu. Also includes contributions made to the 401(k) plan by the Company in the amounts of $10,000 for Mr. Tsui, $10,212 for Mr. Laub, $9,552 for Mr. Skaggs, and $346 for Mr. Donovan. Also includes a patent award payment of $3,500 and a ten year service award of $4,000 for Mr. Tsui.
(7) Includes payments made by the Company during fiscal 1998 for life and disability insurance in the amounts of $27,796 for Mr. Tsui, $5,790 for Mr. Laub, $3,735 for Mr. Skaggs, and $7,422 for Mr. Yu. Also includes contributions made to the 401(k) plan by the Company in the amounts of $9,455 for Mr. Tsui, $9,151 for Mr. Laub, and $8,808 for Mr. Skaggs. Also includes a patent award payment by the Company for Mr. Tsui of $1,400 and an anniversary bonus of $1,000 for Mr. Skaggs.
(8) Includes payments made by the Company during fiscal 1997 for life and disability insurance in the amounts of $25,344 for Mr. Tsui, $5,112 for Mr. Laub, $1,298 for Mr. Skaggs, and $3,624 for Mr. Yu. Also includes contributions made to the 401(k) plan by the Company in the amounts of $9,490 for Mr. Tsui, $9,572 for Mr. Laub, and $5,002 for Mr. Skaggs.
(9) Mr. Donovan was not a named executive officer in either of the two preceding fiscal years.

OPTIONS GRANTED AND OPTIONS EXERCISED IN THE LAST FISCAL YEAR

    The following tables set forth information regarding stock options granted to and exercised by the named executive officers during the last fiscal year, as well as options held by the named executive officers as of April 3, 1999:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                    POTENTIAL REALIZABLE
                                                                                                           VALUE
                                                                                                     AT ASSUMED ANNUAL
                                                                                                           RATES
                                                                                                       OF STOCK PRICE
                                                                                                        APPRECIATION
                                                             INDIVIDUAL GRANTS                      (THROUGH EXPIRATION
                                          --------------------------------------------------------         DATE)
                                             OPTIONS       % OF TOTAL      EXERCISE                 --------------------
                                             GRANTS          OPTIONS         PRICE     EXPIRATION    5% PER     10% PER
NAME AND PRINCIPAL POSITION               (# OF SHS)(1)    GRANTED(1)      ($/SH)(2)      DATE      YEAR $(3)  YEAR $(3)
----------------------------------------  -------------  ---------------  -----------  -----------  ---------  ---------
Tsui, Cyrus Y.                                131,250             8.0%     $   31.50      8/10/08   $2,600,086 $6,589,129
  President & CEO                             131,250(4)          8.0%         31.00     11/10/08   2,558,815  6,484,540

Laub, Steven A.                                45,000             2.7%     $   31.50      8/10/08   $ 891,458  $2,259,130
  Senior V.P. & COO                            45,000(4)          2.7%         31.00     11/10/08     877,308  2,223,271

Skaggs, Stephen A.                             35,000             2.1%     $   31.50      8/10/08   $ 693,356  $1,757,101
  Senior V.P. & CFO                            35,000(4)          2.1%         31.00     11/10/08     682,351  1,729,211

Donovan, Stephen M.                            10,000             0.6%     $   31.50      8/10/08   $ 198,102  $ 502,029
  Corporate V.P. - Sales                       20,000(4)          1.2%         31.00     11/10/08     389,915    988,120
                                               40,000(5)          2.4%         31.00     11/10/08     779,829  1,976,241

Yu, Kenneth K.                                 20,000             1.2%     $   31.50      8/10/08   $ 396,204  $1,004,058
  V.P. & Managing Director, Lattice Asia       20,000(4)          1.2%         31.00     11/10/08     389,915    988,120

------------------------------
(1) For purposes of calculating the percentage of total options granted in the table, the Company has excluded the effect of replacement grants.
(2) Unless otherwise noted, these options were granted under the Company's 1996 Stock Incentive Plan in August 1998, and have an exercise price equal to the fair market value of the Company's Common Stock as of the date of the grant. These grants vest quarterly over a four-year period ending in August 2002.
(3) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of future prices for its Common Stock.
(4) These grants in fiscal 1999 replaced cancelled grants previously issued in fiscal 1998. These replacement grants were made on November 10, 1998, and were priced at $31.00, the fair market value on that day. The new grants vest in increments of 6.25% each quarter beginning on February 10, 1999, until they are fully vested on November 10, 2002, and expire on November 10, 2008.
(5) This grant in fiscal 1999 replaced a cancelled grant previously issued in fiscal 1999. This replacement grant was made on November 10, 1998, and was priced at $31.00, the fair market value on that day. The new grant vests in increments of 6.25% each quarter beginning on February 10, 1999, until it is fully vested on November 10, 2002, and it expires on November 10, 2008.

                      OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                    NUMBER OF UNEXERCISED
                                                                          OPTIONS AT          VALUE OF UNEXERCISED
                                                                       FISCAL YEAR END        IN THE MONEY OPTIONS
                                            SHARES                 ------------------------  AT FISCAL YEAR END($)
                                          ACQUIRED ON     VALUE      VESTED      UNVESTED    ----------------------
NAME AND PRINCIPAL POSITION               EXERCISE(#)   REALIZED   (# OF SHRS)  (# OF SHRS)  VESTED(1)  UNVESTED(1)
---------------------------------------  -------------  ---------  -----------  -----------  ---------  -----------
Tsui, Cyrus Y.                                 5,469    $   9,571     288,281      306,250   $5,764,153  $5,276,660
  President & CEO

Laub, Steven A.                               25,000    $ 523,568      81,969      117,031   $1,520,277  $2,055,879
  Senior V.P. & COO

Skaggs, Stephen A.                             7,500    $   6,875      54,312       87,688   $1,013,477  $1,546,273
  Senior V.P. & CFO

Donovan, Stephen M.                           13,750    $ 410,914      27,265       71,485   $ 449,502   $1,223,154
  Corporate V.P. - Sales

Yu, Kenneth K.                                10,000    $  17,500      39,140       44,610   $ 782,471   $ 763,935
  V.P. & Managing Director, Lattice
  Asia

------------------------------

(1) Represents the difference between the exercise prices of the options and the closing price of the Company's Common Stock on April 2, 1999.

               COMPARISON OF TOTAL CUMULATIVE STOCKHOLDER RETURN

    The following two graphs show five-year and seven-year comparisons of cumulative stockholder return on Common Stock for the Company, the S&P 500 Index, and the S&P Technology Sector (previously named the S&P High Technology Index) from March 31, 1994 through March 31, 1999 and from March 31, 1992 through March 31, 1999. The total stockholder return assumes $100 invested at the beginning of the period in Common Stock of the Company, the S&P 500, and the S&P Technology. Historic stock price performance is not necessarily indicative of future stock price performance. (All data points are at March 31st.)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     LATTICE CUMULATIVE RETURN OVER 5 YEARS

                                                          LATTICE SEMICONDUCTOR    S&P 500   S&P Technology Sector
1994                                                                       $100       $100                    $100
1995                                                                       $154       $116                    $127
1996                                                                       $177       $153                    $171
1997                                                                       $286       $183                    $231
1998                                                                       $321       $271                    $349
1999                                                                       $285       $321                    $560

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

     LATTICE CUMULATIVE RETURN OVER 7 YEARS

                                                          LATTICE SEMICONDUCTOR   S&P Technology Sector    S&P 500
1992                                                                       $100                    $100       $100
1993                                                                       $179                    $112       $112
1994                                                                       $156                    $132       $110
1995                                                                       $240                    $167       $128
1996                                                                       $277                    $225       $168
1997                                                                       $446                    $305       $202
1998                                                                       $502                    $461       $300
1999                                                                       $445                    $739       $354

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

    The following table sets forth, as of June 17, 1999, information about (i) persons known to the Company to be the beneficial owners of more than five percent of the Company's outstanding Common Stock, (ii) each director and named executive officer and (iii) all directors and executive officers as a group:

                                                                          NUMBER OF     PERCENT
BENEFICIAL OWNER                                                          SHARES(1)    OF CLASS
------------------------------------------------------------------------  ----------  -----------
J. & W. Seligman & Co., Inc.                                               3,377,927(2)       14.2%
 100 Park Avenue
 NY, NY 10017

Merrill Lynch                                                              2,450,363(2)       10.3%
 PO Box 9011
 Princeton, NJ 08543

State Farm Mutual Automobile Insurance Company                             1,625,000(2)        6.9%
 One State Farm Plaza
 Bloomington, IL 61710

Firstar Corporation                                                        1,555,500(2)        6.6%
 777 East Wisconsin Avenue
 Milwaukee, WI 53202

Cyrus Y. Tsui                                                                636,415(3)        2.7%
 Chairman of the Board
 President and Chief Executive Officer

Steven A. Laub                                                               114,040(4)          *
 Senior Vice President and COO

Stephen A. Skaggs                                                             84,233(5)          *
 Senior Vice President and CFO

Stephen M. Donovan                                                            43,120(6)          *
 Corporate Vice President - Sales

Kenneth K. Yu                                                                 72,295(7)          *
 Vice President and Managing Director, Lattice Asia

Mark O. Hatfield                                                              11,250(8)          *
 Director

Daniel S. Hauer                                                               36,090(9)          *
 Director

Harry A. Merlo                                                                34,425 10)          *
 Director

Larry W. Sonsini                                                              11,340 11)          *
 Director

Douglas C. Strain                                                             16,125 12)          *
 Director

All directors and executive officers
 as a group (17 persons)                                                   1,304,444 13)        5.3%

   * Less than one percent.

 (1) Unless otherwise indicated, the named beneficial owner has sole voting and investment power with respect to the shares, subject to community property laws where applicable.

 (2) Based upon information received on Schedule 13G filings under the Securities Exchange Act of 1934, as amended.

 (3) Includes 284,375 shares exercisable under options within 60 days of the Record Date. Also includes 22,272 shares held for the benefit of Mr. Tsui by the Company's deferred compensation plan.

 (4) Includes 107,906 shares exercisable under options within 60 days of the Record Date.

 (5) Includes 72,062 shares exercisable under options within 60 days of the Record Date. Also includes 2,903 shares held for the benefit of Mr. Skaggs by the Company's deferred compensation plan.

 (6) Includes 39,609 shares exercisable under options within 60 days of the Record Date. Also includes 1,344 shares held for the benefit of Mr. Donovan by the Company's deferred compensation plan.

 (7) Includes 48,359 shares exercisable under options within 60 days of the Record Date.

 (8) Includes 11,250 shares exercisable under options within 60 days of the Record Date.

 (9) Includes 9,000 shares exercisable under options within 60 days of the Record Date.

 (10) Excludes an aggregate of 15,815 shares as to which Mr. Merlo disclaims beneficial ownership, which are held by the Harry A. Merlo Charitable Remainder Trusts and the Domenic W. Merlo Educational Trust; includes 9,000 shares exercisable under options within 60 days of the Record Date.

 (11) Includes 9,000 shares exercisable under options within 60 days of the Record Date.

 (12) Includes 9,000 shares exercisable under options within 60 days of the Record Date.

 (13) Includes 788,949 shares exercisable under options within 60 days of the Record Date. Also includes 26,519 shares held for the benefit of executive officers by the Company's deferred compensation plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the Securities and Exchange Commission ("SEC"). Such officers, directors and 10% stockholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, the Company believes that, during the fiscal year ended April 3, 1999, all Section 16(a) filing requirements applicable to its officers, directors and 10% stockholders were complied with.

       PROPOSAL 2: RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    In May 1999, the Board of Directors appointed PricewaterhouseCoopers LLP to act as the independent accountants of the Company for the fiscal year ending April 1, 2000, subject to ratification of the appointment by the stockholders. PricewaterhouseCoopers LLP has served as the Company's independent accountants for the last twelve fiscal years. Representatives of PricewaterhouseCoopers LLP have been invited and are expected to attend the Annual Meeting, will be given the opportunity to make a statement if they wish to do so and are expected to be available to respond to appropriate questions.

REQUIRED VOTE

    The proposal to ratify the appointment of PricewaterhouseCoopers LLP requires the affirmative vote of a majority of the Votes Cast at the Annual Meeting. See "Information Concerning Solicitation and Voting - General". In the event of a negative vote on such ratification, the Board will reconsider its selection.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR THE FISCAL YEAR ENDING APRIL 1, 2000.

                                 ANNUAL REPORT

    The Company's Annual Report to Stockholders for the fiscal year ended April 3, 1999 is transmitted herewith. The Company will furnish without charge, upon the written request of any person who was a stockholder or a beneficial owner of Common Stock of the Company at the close of business on June 17, 1999, a copy of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for its most recent fiscal year, including financial statement schedules but not including exhibits. Requests should be directed to the attention of the Secretary of the Company at the address set forth in the Notice of Annual Meeting immediately preceding this Proxy Statement.

                                 OTHER BUSINESS

    The Board of Directors does not intend to present any business for action at the meeting other than the election of directors and the proposals set forth herein, nor does it have knowledge of any matters which may be presented by others. If any other matter properly comes before the meeting, the persons named in the accompanying form of proxy intend to vote the shares they represent as the Board of Directors may recommend.

                        METHOD AND COST OF SOLICITATION

    The cost of solicitation of proxies will be paid by the Company. In addition to solicitation by mail, employees of the Company, for no additional compensation, may request the return of proxies personally or by telephone, telecopy or telegram. The Company will, on request, reimburse brokers and other persons holding shares for the benefit of others for their expenses in forwarding proxies and accompanying material and in obtaining authorization from beneficial owners of the Company's stock to execute proxies.

                             STOCKHOLDER PROPOSALS

    A stockholder proposal to be considered for inclusion in proxy material for the Company's August 2000 Annual Meeting of Stockholders must be received by the Company not later than March 8, 2000 in order that it may be included in the Proxy Statement and form of proxy relating to that meeting.

    It is important that your shares be represented at the meeting, regardless of the number of shares that you hold. Therefore, whether or not you expect to be present at the meeting, please sign the accompanying form of proxy and return it in the enclosed stamped return envelope.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          Stephen A. Skaggs

                                          SECRETARY

Hillsboro, Oregon
July 12, 1999

                           LATTICE SEMICONDUCTOR CORPORATION
                 PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                   ANNUAL MEETING OF STOCKHOLDERS, AUGUST 9, 1999

The undersigned stockholder of LATTICE SEMICONDUCTOR CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated July 12, 1999, and hereby appoints Cyrus Y. Tsui and Stephen A. Skaggs, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of Lattice Semiconductor Corporation to be held on August 9, 1999, at 1:00 p.m., Pacific Time, at the Embassy Suites Hotel, 9000 SW Washington Square Road, Tigard, Oregon 97223, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

TRIANGLE  FOLD AND DETACH HERE  TRIANGLE

                                                             Please mark
                                                             your votes as
                                                             indicated in    /X/
                                                             this example

1. Election of Harry A. Merlo and Larry W. Sonsini as Class I Directors:

FOR all nominees listed above                   WITHHOLD authority to vote
except as noted below.                          for all nominees listed above.

         / /                                               / /
______________________________________________________________________________


2. Proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent accountants of the Company for the fiscal year ending April 1, 2000:

                                           FOR      AGAINST      ABSTAIN
                                           / /        / /          / /

3. In their discretion, the proxies are authorized to vote upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS SPECIFIED HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS OF THE COMPANY. IF ANY OTHER BUSINESS PROPERLY COMES BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF MANAGEMENT.

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY.

(Signature) _____________   (Signature) _______________    DATED: ______, 1999

(This proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

TRIANGLE  FOLD AND DETACH HERE  TRIANGLE